As filed with the Securities and Exchange Commission on September 24, 2002	Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED
(Exact name of issuer as specified in its charter)

Minnesota	41-1321939

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UNITEDHEALTH GROUP CENTER
9900 BREN ROAD EAST
MINNETONKA, MINNESOTA 55343
(Address of Principal Executive Offices, including Zip Code)

AmeriChoice Corporation 1998 Stock Plan
AmeriChoice Corporation 2002 Stock Option Plan
(Full title of the plan)

DAVID J. LUBBEN, ESQ.
General Counsel and Secretary
UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

(952) 936-1300
(Name, address and telephone number of agent for service)

Copy to:
JAMES D. ALT, ESQ.
Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402
(612) 340-2803

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount of
to be	to be	Offering Price	Aggregate	Registration
Registered	Registered(1)(2)	Per Share (3)	Offering Price (3)	Fee

Common Stock ($.01 par value)	456,819	$89.74	$40,994,937.06	$3,771.53

(1)	The number of shares being registered for each Plan is as follows: 434,253 shares for the AmeriChoice 1998 Stock Plan and 22,566 shares for the AmeriChoice 2002 Stock Option Plan.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plans.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c), based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 20, 2002.

Part II
SIGNATURES
EXHIBIT INDEX
EX-5 Opinion/Consent of the General Counsel
EX-15 Re: Unaudited Interim Financial Information
EX-24 Power of Attorney

Part II

Item 3. Incorporation of Certain Documents by Reference

The following documents that we have filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference as part of this Registration Statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002.

•	Our Current Reports on Form 8-K filed on January 17, 2002, March 7, 2002, May 16, 2002 (as amended May 17, 2002), August 13, 2002, August 26, 2002 and September 20, 2002.

•	The description of our Common Stock contained in any registration statement on Form 8-A filed by us under the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating any such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The financial statements for the fiscal year ended December 31, 2001 incorporated by reference into this Registration Statement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 were audited by Arthur Andersen LLP, our former independent public accountants, as set forth in their report dated January 24, 2002. The financial statements referred to above have been included herein in reliance upon the authority of that firm as experts in giving such reports.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference into this Registration Statement of their report on such financial statements. As a result, participants in the Plans will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act of 1933 in the event the Registration Statement, as of the time it becomes effective, contains an untrue statement or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

In addition, we have not been able to obtain, after reasonable efforts, a letter from Arthur Andersen LLP stating that they are aware that we have incorporated by reference in this Registration Statement our Form 10-Q for the quarter ended March 31, 2002, which includes their report dated April 18, 2002, covering unaudited interim condensed consolidated financial information.

Item 6. Indemnification of Directors and Officers

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

     Our Amended and Restated Bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. We maintain a standard policy of directors and officers insurance.

Item 8. Exhibits

Exhibit Number	Description

4.1	Articles of Amendment to Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.2	Articles of Merger amending the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’ s Annual Report on Form 10-K for the year ended December 31, 1999)

4.3	Second Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996)

4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (SEC File No. 333-55666))

4.5	Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (SEC File No. 333-44569))

4.6	Amendment to Senior Indenture, dated as of November 6, 2000, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.7	Officers’ Certificate and Company Order dated January 17, 2002, pursuant to Sections 201, 301 and 303 of the senior debt securities Indenture dated as of November 15, 1998, as amended by Amendment dated as of November 6, 2000, between the Company and The Bank of New York, as Trustee (excluding exhibits thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 17, 2002)

4.8	Specimen Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 17, 2002)

4.9	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

5	Opinion of the General Counsel of the Registrant

15	Letter re Unaudited Interim Financial Information

23	Consent of the General Counsel of the Registrant (included in Exhibit 5 above)

24	Power of Attorney

Item 9. Undertakings

A.	Post-Effective Amendments

The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Documents Incorporated by Reference

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Claims for Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 23rd day of September, 2002.

UNITEDHEALTH GROUP INCORPORATED

By	/s/ William W. McGuire, M.D. William W. McGuire, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated on the 23rd day of September, 2002.

/s/ William W. McGuire, M.D. William W. McGuire, M.D.	Director and Chief Executive Officer (principal executive officer)

/s/ Patrick J. Erlandson Patrick J. Erlandson	Chief Financial Officer and Chief Accounting Officer (principal financial and accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Stephen J. Hemsley	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Walter F. Mondale	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* William G. Spears	Director

Gail R. Wilensky	Director

* Donna E. Shalala	Director

*By:	/s/ David J. Lubben

As Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment to Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.2	Articles of Merger amending the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’ s Annual Report on Form 10-K for the year ended December 31, 1999)

4.3	Second Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996)

4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (SEC File No. 333-55666))

4.5	Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (SEC File No. 333-44569))

4.6	Amendment to Senior Indenture, dated as of November 6, 2000, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.7	Officers’ Certificate and Company Order dated January 17, 2002, pursuant to Sections 201, 301 and 303 of the senior debt securities Indenture dated as of November 15, 1998, as amended by Amendment dated as of November 6, 2000, between the Company and The Bank of New York, as Trustee (excluding exhibits thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 17, 2002)

4.8	Specimen Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 17, 2002)

4.9	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

5	Opinion of the General Counsel of the Registrant

15	Letter re Unaudited Interim Financial Information

23	Consent of the General Counsel of the Registrant (included in Exhibit 5 above)

24	Power of Attorney